Exhibit 99.1

Rhythm Pharmaceuticals Reports Second Quarter 2025 Financial Results and Business Update

-- Second quarter 2025 net product revenue from global sales of IMCIVREE® (setmelanotide) of $48.5 million --

-- U.S. and EU regulatory submissions for setmelanotide in acquired hypothalamic obesity on track to be completed in the third quarter of 2025 --

-- Bivamelagon Phase 2 trial met primary endpoint with statistically significant, clinically meaningful BMI reductions in patients with acquired hypothalamic obesity --

-- Raised approximately $189.2 million in net proceeds in upsized public offering of common stock --

-- Management to host conference call today at 8:00 a.m. ET --

BOSTON, August 5, 2025 – Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a commercial-stage biopharmaceutical company focused on transforming the lives of patients living with rare neuroendocrine diseases, today reported financial results and provided a business update for the second quarter ended June 30, 2025.

“Rhythm has made significant progress in advancing our melanocortin-4 receptor agonism platform and executing on our global mission to transform the lives of patients with rare neuroendocrine diseases,” said David Meeker, M.D., Chairman, Chief Executive Officer and President of Rhythm. “This quarter, we presented strong Phase 2 and Phase 3 data that demonstrated the potential efficacy of both bivamelagon and setmelanotide, respectively, as treatment options for patients with acquired hypothalamic obesity.”

Dr. Meeker continued, “Global commercial sales of IMCIVREE achieved double-digit growth this quarter, and we also strengthened our balance sheet through an upsized common stock offering in July. We enter the second half of 2025 well-positioned to drive sustained growth and value for patients and shareholders by working to expand the reach of setmelanotide into additional rare MC4R pathway diseases and develop new therapeutic options designed to improve the patient experience.”

Second Quarter and Recent Business Highlights

●	Revenue from global sales of IMCIVREE was $48.5 million for the second quarter of 2025, an increase of 29% percent on a sequential basis from the first quarter of 2025, primarily driven by sales of IMCIVREE for the treatment of patients with Bardet-Biedl syndrome (BBS). In the second quarter of 2025, revenue of $32.0 million, or 66% of product revenue, was generated in the United States, an increase of 31% on a sequential basis. Revenue of $16.5 million, or 34% of product revenue, was generated outside the United States, a sequential increase of 24%; and

●	On July 11, 2025, Rhythm closed an upsized public offering of 2,367,647 shares of its common stock at a price of $85 per share, resulting in net proceeds of approximately $189.2 million, net of underwriting discounts and commissions, but excluding certain other offering expenses payable by the Company.

Second Quarter and Recent Clinical Development Highlights

●	Today, Rhythm announced that it has enrolled the first patient with hypothalamic obesity in Part C of its Phase 1 trial evaluating RM-718, a weekly-administered melanocortin-4 receptor (MC4R) agonist;
●	On July 12, 2025, at the Endocrine Society’s Annual Meeting, data from the Company’s pivotal Phase 3 TRANSCEND trial evaluating setmelanotide in acquired hypothalamic obesity, the largest randomized, placebo-controlled trial in acquired hypothalamic obesity to date, were delivered in an oral presentation. Highlights of the presentation included:
o	-19.8% placebo-adjusted difference in BMI reduction (N=120); and
o	Statistically significant BMI reductions following setmelanotide treatment were consistently observed across subgroups stratified by age (<12, 12 to 17, <18, and 18 years and older; ranging from -15.6% to -17.2%) and by sex (-16.3% female; -16.8% male);
●	On July 9, 2025, Rhythm announced bivamelagon achieved statistically significant and clinically meaningful reductions in body mass index (BMI) at 14 weeks of treatment in its Phase 2 trial in patients with acquired hypothalamic obesity, including;
o	-9.3% BMI reduction from baseline in the 600mg cohort (n=8) (p-value=0.0004);
o	-7.7% BMI reduction from baseline in the 400mg cohort (n=7) (p-value=0.0002);
o	Post-hoc analyses showing bivamelagon demonstrated BMI reductions consistent with BMI reductions achieved with setmelanotide therapy as observed in similar patient populations at comparable dosing durations; and
o	Safety and tolerability results were consistent with MC4R agonism and mechanism of action during the placebo-controlled portion of the trial; and
●	During the Joint Congress between the European Society for Paediatric Endocrinology and the European Society of Endocrinology (ESPE-ESE) and the European Congress on Obesity (ECO) in May 2025, Rhythm presented new, real-world data that showed consistent improvements in body mass index, BMI-Z, and hunger scores in 30 patients with acquired hypothalamic obesity and five (5) patients with congenital hypothalamic obesity who were treated with setmelanotide for up to nine months.

Anticipated Upcoming Milestones

Rhythm expects to achieve the following near-term milestones:

●	Complete submissions of a supplemental New Drug Application to the U.S. Food and Drug Administration (FDA) and a Type II variation request to the European Medicines Agency seeking approval for setmelanotide for the treatment of acquired hypothalamic obesity in the third quarter of 2025;
●	Disclose preliminary results from the Company’s setmelanotide Phase 2 trial in Prader-Willi syndrome in the second half of 2025;

●	Complete enrollment in the Phase 1, Part C trial evaluating the weekly, MC4R agonist RM-718 in patients with acquired hypothalamic obesity in the first quarter of 2026;
●	Announce topline data in the 12-patient Japanese cohort of the setmelanotide Phase 3 trial in acquired hypothalamic obesity in the first quarter of 2026;
●	Announce topline data in the Phase 3 EMANATE trial evaluating setmelanotide in genetically caused MC4R pathway diseases in the first quarter of 2026;
●	Complete enrollment in the setmelanotide Phase 3 trial substudy in congenital hypothalamic obesity in the first half of 2026; and
●	Pending alignment with U.S and European regulatory agencies, initiate a pivotal Phase 3 trial evaluating bivamelagon in acquired hypothalamic obesity in 2026.

In addition, Rhythm announced today that it plans to host “Commercial Readiness for Acquired Hypothalamic Obesity”, an in-person and webcasted event for investors and analysts, on September 24, 2025, in Boston to review its global launch strategy for setmelanotide. The event will also feature insights from leading physicians about the urgent need to treat patients with acquired hypothalamic obesity. Registration details will follow.

Second Quarter 2025 Financial Results:

Cash Position: As of June 30, 2025, cash, cash equivalents and short-term investments were approximately $291.0 million, as compared to $320.6 million as of December 31, 2024. The quarter-end cash position does not include approximately $189.2 million in net proceeds from a public offering of common stock that closed on July 11, 2025; but it does include $40 million subsequently paid by the Company to LG Chem, Ltd. in July 2025 as part of the acquisition of bivamelagon announced in January 2024.

Revenue: Net product revenues relating to global sales of IMCIVREE were $48.5 million for the second quarter of 2025, as compared to $29.1 million for the second quarter of 2024.

R&D Expenses: R&D expenses were $42.3 million in the second quarter of 2025, as compared to $30.2 million in the second quarter of 2024. The year-over-year increase was primarily due to increased costs associated with drug formulation and development costs chemistry, manufacturing and controls (CMC) for RM-718 and bivamelagon, increased clinical trial costs and higher costs associated with increased headcount.

SG&A Expenses: SG&A expenses were $45.9 million for the second quarter of 2025, as compared to $36.4 million for the second quarter of 2024. The year-over-year increase was primarily due to higher costs associated with additional headcount to support expanding business operations and to establish commercial operations in international regions, increased marketing and promotion costs and increased professional services costs.

Other income (expense), net: Other income (expense), net was ($1.0) million for the second quarter of 2025, as compared to $8.7 million for the second quarter of 2024. Other income (expense), net for the second quarter of 2024 included a gain of $8.9 million on settlement of the forward contract associated with the issuance of Rhythm’s convertible preferred stock which did not recur in 2025. In addition, the increase in other expense was partially due to non-cash interest expense associated with the accretion of the deferred royalty obligation and the liability payable to LG Chem, Ltd. offset by foreign currency gains.

Net Loss: Net loss attributable to common stockholders was ($48.0) million for the second quarter of 2025, or a net loss per basic and diluted share of ($0.75), as compared to a net loss attributable to common stockholders of ($33.6) million for the second quarter of 2024, or a net loss per basic and diluted share of ($0.55).

Year to Date 2025 Financial Results:

Revenue: Net product revenues relating to sales of IMCIVREE were $86.2 million for the six months ended June 30, 2025, as compared to $55.0 million for the six months ended June 30, 2024.

R&D Expenses: R&D expenses were $79.3 million for the six months ended June 30, 2025, as compared to $158.9 million for the six months ended June 30, 2024. The decrease was primarily due to the R&D expenses incurred in the first quarter of 2024 related to in-process research and development costs totaling $92.4 million associated with the acquisition of LG Chem’s proprietary compound bivamelagon, which did not recur in 2025. That decrease was offset by increased costs associated with drug formulation and development costs for RM-718 and bivamelagon, increased clinical trial costs and higher costs associated with increased headcount.

SG&A Expenses: SG&A expenses were $85.0 million for the six months ended June 30, 2025, as compared to $70.8 million for the six months ended June 30, 2024. The increase was primarily due to higher costs associated with additional headcount to support expanding business operations and to establish commercial operations in international regions, and increased marketing and promotion costs.

Other income (expense), net: Other income (expense), net was ($3.4) million for the six months ended June 30, 2025, as compared to $7.5 million for the six months ended June 30, 2024. Other income (expense), net for the six months ended June 30, 2024 included a gain of $8.9 million on settlement of the forward contract associated with the issuance of Rhythm’s convertible preferred stock which did not recur in 2025. In addition, the increase in other expense was partially due to non-cash interest expense associated with the accretion of the deferred royalty obligation and the liability payable to LG Chem, Ltd.

Net Loss: Net loss attributable to common stockholders was ($98.8) million for the six months ended June 30, 2025, or a net loss attributable to common stockholders per basic and diluted share of ($1.56), as compared to a net loss attributable to common stockholders of ($174.9) million for the six months ended June 30, 2024, or a net loss per basic and diluted share of ($2.89).

Financial Guidance: For the year ending December 31, 2025, Rhythm anticipates approximately $285 million to $315 million in Non-GAAP Operating Expenses. Non-GAAP Operating Expenses are derived from:

●	GAAP total operating expenses, inclusive of:
o	SG&A expenses of approximately $135 million to $145 million;
o	R&D expenses of approximately $150 million to $170 million; and
o	Excluding stock-based compensation.

Non-GAAP Operating Expenses is defined as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing (see below under "Non-GAAP Financial Measures" for more details).

Based on its current operating plans, Rhythm expects that its cash, cash equivalents and short-term investments as of June 30, 2025, combined with the net proceeds from the July 2025 offering, will be sufficient to fund the Company’s planned operations for at least 24 months.

Conference Call Information

Rhythm Pharmaceuticals will host a live conference call and webcast at 8:00 a.m. ET today to review its second quarter 2025 financial results and recent business activities. Participants may register for the conference call here. It is recommended that participants join the call ten minutes prior to the scheduled start.

A webcast of the call will also be available under "Events and Presentations" in the Investor Relations section of the Rhythm Pharmaceuticals website at https://ir.rhythmtx.com/. The archived webcast will be available on Rhythm Pharmaceuticals’ website approximately two hours after the conference call and will be available for 30 days following the call.

About Rhythm Pharmaceuticals

Rhythm is a commercial-stage biopharmaceutical company committed to transforming the lives of patients and their families living with rare neuroendocrine diseases. Rhythm’s lead asset, IMCIVREE® (setmelanotide), an MC4R agonist designed to treat hyperphagia and severe obesity, is approved by the FDA to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients 2 years of age and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or genetically confirmed pro-opiomelanocortin (POMC), including proprotein convertase subtilisin/kexin type 1 (PCSK1), deficiency or leptin receptor (LEPR) deficiency. Both the European Commission (EC) and the UK’s Medicines & Healthcare Products Regulatory Agency (MHRA) have authorized setmelanotide for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. Additionally, Rhythm is advancing a broad clinical development program for setmelanotide in other rare diseases, as well as investigational MC4R agonists bivamelagon and RM-718, and a preclinical suite of small molecules for the treatment of congenital hyperinsulinism. Rhythm’s headquarters is in Boston, MA.

Setmelanotide Indication

In the United States, setmelanotide is indicated to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients aged 2 years and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or Pro-opiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1), or leptin receptor (LEPR) deficiency as determined by an FDA-approved test demonstrating variants in POMC, PCSK1, or LEPR genes that are interpreted as pathogenic, likely pathogenic, or of uncertain significance (VUS).

In the European Union and the United Kingdom, setmelanotide is indicated for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. In the European Union and the United Kingdom, setmelanotide should be prescribed and supervised by a physician with expertise in obesity with underlying genetic etiology.

Limitations of Use

Setmelanotide is not indicated for the treatment of patients with the following conditions as setmelanotide would not be expected to be effective:

●	Obesity due to suspected POMC, PCSK1, or LEPR deficiency with POMC, PCSK1, or LEPR variants classified as benign or likely benign
●	Other types of obesity not related to BBS or POMC, PCSK1, or LEPR deficiency, including obesity associated with other genetic syndromes and general (polygenic) obesity

Contraindication

Prior serious hypersensitivity to setmelanotide or any of the excipients in IMCIVREE. Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported.

WARNINGS AND PRECAUTIONS

Disturbance in Sexual Arousal: Spontaneous penile erections in males and sexual adverse reactions in females have occurred. Inform patients that these events may occur and instruct patients who have an erection lasting longer than 4 hours to seek emergency medical attention.

Depression and Suicidal Ideation: Depression, suicidal ideation and depressed mood have occurred. Monitor patients for new onset or worsening depression or suicidal thoughts or behaviors. Consider discontinuing IMCIVREE if patients experience suicidal thoughts or behaviors, or clinically significant or persistent depression symptoms occur.

Hypersensitivity Reactions: Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported. If suspected, advise patients to promptly seek medical attention and discontinue IMCIVREE.

Skin Hyperpigmentation, Darkening of Pre-existing Nevi, and Development of New Melanocytic Nevi: Generalized or focal increases in skin pigmentation, darkening of pre-existing nevi, development of new melanocytic nevi and increase in size of existing melanocytic nevi have occurred. Perform a full body skin examination prior to initiation and periodically during treatment to monitor pre-existing and new pigmented lesions.

Risk of Serious Adverse Reactions Due to Benzyl Alcohol Preservative in Neonates and Low Birth Weight Infants: IMCIVREE is not approved for use in neonates or infants. Serious and fatal adverse reactions including “gasping syndrome” can occur in neonates and low birth weight infants treated with benzyl alcohol preserved drugs.

ADVERSE REACTIONS

Most common adverse reactions (incidence ≥20%) included skin hyperpigmentation, injection site reactions, nausea, headache, diarrhea, abdominal pain, vomiting, depression, and spontaneous penile erection.

USE IN SPECIFIC POPULATIONS

Treatment with IMCIVREE is not recommended when breastfeeding. Discontinue IMCIVREE when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus.

To report SUSPECTED ADVERSE REACTIONS, contact Rhythm Pharmaceuticals at +1 (833) 789-6337 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. See section 4.8 of the Summary of Product Characteristics for information on reporting suspected adverse reactions in Europe.

Please see the full Prescribing Information for additional Important Safety Information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the safety, efficacy, potential benefits of, and clinical design or progress of any of our products or product candidates at any dosage or in any indication, including, setmelanotide, bivamelagon, and RM-718; the potential use of setmelanotide in patients with acquired hypothalamic obesity; the commercial growth of IMCIVREE; our expectations surrounding potential regulatory submissions, progress, or approvals and timing thereof for any of our product candidates, including the anticipated supplemental New Drug Application to the FDA and a Type II variation request to the European Medicines Agency; the estimated market size and addressable population for our drug products, including setmelanotide for the treatment of hypothalamic obesity; the future announcement of data from our ongoing clinical trials, including the Japanese cohort of our Phase 3 trial evaluating setmelanotide for patients with acquired hypothalamic obesity, the substudy evaluating setmelanotide for patients with congenital hypothalamic obesity, the Phase 3 EMANATE trial evaluating setmelanotide in genetically caused MC4R pathway diseases; Part C of the Phase 1 trial evaluating RM-718, and the open-label Phase 2 trial evaluating setmelanotide in patients with Prader-Willi syndrome; the ongoing enrollment in our clinical trials; the Company’s business strategy and plans; our anticipated financial performance and financial position for any period of time, including estimated Non-GAAP Operating Expenses for the year ending December 31, 2025; the sufficiency of our cash, cash equivalents and short-term investments to fund our operations; and the timing of any of the foregoing. Statements using words such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to, our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, risks associated with the laws and regulations governing our international operations and the costs of any related compliance programs, our ability to successfully commercialize setmelanotide, our liquidity and expenses, our ability to retain our key employees and consultants, and to attract, retain and motivate qualified personnel, and general economic conditions, and the other important factors, including those discussed under the caption “Risk Factors” in Rhythm’s Quarterly Report on Form 10-Q for the three months ended June 30, 2025 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

This press release includes Non-GAAP Operating Expenses, a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP and should not be considered as an alternative to operating expenses or any other performance measure derived in accordance with GAAP.

We define Non-GAAP Operating Expenses as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing.

We caution investors that amounts presented in accordance with our definition of Non-GAAP Operating Expenses may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.

Management uses this non-GAAP financial measure for planning purposes, including the preparation of our internal annual operating budget and financial projections; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business. This non-GAAP financial measure has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for operating expenses or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Rhythm has not provided a quantitative reconciliation of forecasted Non-GAAP Operating Expenses to forecasted GAAP operating expenses because the Company is unable, without making unreasonable efforts, to calculate the reconciling item, stock-based compensation expenses, with confidence. This item, which could materially affect the computation of forward-looking GAAP operating expenses, is inherently uncertain and depends on various factors, some of which are outside of Rhythm's control.

Corporate Contact:

David Connolly

Head of Investor Relations and Corporate Communications

Rhythm Pharmaceuticals, Inc.

857-264-4280

dconnolly@rhythmtx.com

Media Contact:

Layne Litsinger

Real Chemistry

410-916-1035

llitsinger@realchemistry.com

Rhythm Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$48,502	$29,078	$86,220	$55,045
License revenue	—	—	(5,014)	—
Total revenues	48,502	29,078	81,206	55,045
Costs and expenses:
Cost of sales	5,543	2,947	9,191	5,753
Research and development	42,308	30,194	79,281	158,858
Selling, general, and administrative	45,947	36,415	85,034	70,797
Total costs and expenses	93,798	69,556	173,506	235,408
Loss from operations	(45,296)	(40,478)	(92,300)	(180,363)
Other income (expense):
Other income (expense), net	1,576	302	932	824
Gain on settlement of forward contract	—	8,900	—	8,900
Interest expense	(5,817)	(4,603)	(11,226)	(9,358)
Interest income	3,242	4,097	6,881	7,143
Total other (expense), net	(999)	8,696	(3,413)	7,509
Loss before income taxes	(46,295)	(31,782)	(95,713)	(172,854)
Provision for income taxes	337	479	417	779
Net loss	$(46,632)	$(32,261)	$(96,130)	$(173,633)
Accrued dividends on convertible preferred stock	(1,349)	(1,302)	(2,671)	(1,302)
Net loss attributable to common stockholders	$(47,981)	$(33,563)	$(98,801)	$(174,935)
Net loss per share attributable to common stockholders, basic and diluted	$(0.75)	$(0.55)	$(1.56)	$(2.89)

Weighted-average common shares outstanding, basic and diluted	63,684,359	61,011,824	63,373,489	60,577,691

Other comprehensive loss:
Net loss attributable to common stockholders	$(47,981)	$(33,563)	$(98,801)	$(174,935)
Foreign currency translation adjustment	(2,104)	(302)	(2,106)	(373)
Unrealized (loss), net on marketable securities	(93)	(134)	(103)	(378)
Comprehensive loss	$(50,178)	$(33,999)	$(101,010)	$(175,686)

Rhythm Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2025	Dec. 31, 2024
Assets
Current assets:
Cash and cash equivalents	$135,586	$89,137
Short-term investments	155,444	231,428
Accounts receivable, net	26,122	18,512
Inventory	18,872	18,741
Prepaid expenses and other current assets	24,656	16,382
Total current assets	360,680	374,200
Property and equipment, net	297	632
Right-of-use asset	3,262	3,477
Intangible assets, net	5,747	6,174
Restricted cash	527	464
Other long-term assets	2,220	7,326
Total assets	$372,733	$392,273
Liabilities, Convertible Preferred Stock and Stockholders’ equity
Current liabilities:
Accounts payable	$15,982	$12,328
Accrued expenses and other current liabilities	69,185	62,658
Other current liability - LG Chem	40,000	37,704
Lease liability	510	—
Deferred revenue	—	1,286
Deferred royalty obligation, current	3,778	1,541
Total current liabilities	129,455	115,517
Long-term liabilities:
Deferred royalty obligation	106,014	108,269
Lease liability, non-current	3,681	3,938
Total liabilities	239,150	227,724
Commitments and contingencies (Note 13)
Series A convertible preferred stock, $0.001 par value: 150,000 shares authorized; 150,000 and 150,000 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively. Liquidation preference of $150,000 as of June 30, 2025.	145,491	142,820
Stockholders’ equity:
Preferred stock, $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value: 120,000,000 shares authorized; 63,913,185 and 62,390,654 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	64	61
Additional paid-in capital	1,241,744	1,177,045
Accumulated other comprehensive (loss)	(2,248)	(39)
Accumulated deficit	(1,251,468)	(1,155,338)
Total stockholders’ equity	(11,908)	21,729
Total liabilities, convertible preferred stock and stockholders’ equity	$372,733	$392,273